SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)


                INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND
                 13d-2 Under the Securities Exchange Act of 1934

                               (Amendment No.__)*


                             Dignity Partners, Inc.
                         ------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         ------------------------------
                         (Title of Class of Securities)


                                   254017 10 6
                             ---------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                 ----------------------
CUSIP No. 254017 10 6                13G                     Page 2 of 9 Pages
------------------------                                 -----------------------

------------- ------------------------------------------------------------------
 1            NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              The Echelon Group of Companies, L.L.C.
------------- ------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]

                                                                     (b) [  ]
------------- ------------------------------------------------------------------
 3            SEC USE ONLY


------------- ------------------------------------------------------------------
 4            CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
------------- ------------------------------------------------------------------
              5     SOLE VOTING POWER

                    1,589,324 shares of Common Stock
 NUMBER OF     ----------------------------------------------------------------
  SHARES       6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           - 0 -
   EACH        -----------------------------------------------------------------
 REPORTING     7    SOLE DISPOSITIVE POWER
PERSON WITH
                    1,589,324 shares of Common Stock
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    -0-
------------- ------------------------------------------------------------------
 9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,589,324 shares of Common Stock
------------- ------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*
                                                                          [  ]
------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              38.3%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON

              OO
------------- ------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                                 ----------------------
CUSIP No. 254017 10 6                13G                     Page 3 of 9 Pages
------------------------                                 -----------------------

------------- ------------------------------------------------------------------
 1            NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Bradley N.Rotter
------------- ------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]

                                                                     (b) [  ]
------------- ------------------------------------------------------------------
 3            SEC USE ONLY


------------- ------------------------------------------------------------------
 4            CITIZENSHIP OR PLACE OF ORGANIZATION

              United States Citizen
------------- ------------------------------------------------------------------
              5     SOLE VOTING POWER

                    1,589,324 shares of Common Stock
 NUMBER OF     ----------------------------------------------------------------
  SHARES       6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           - 0 -
   EACH        -----------------------------------------------------------------
 REPORTING     7    SOLE DISPOSITIVE POWER
PERSON WITH
                    1,589,324 shares of Common Stock
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    -0-
------------- ------------------------------------------------------------------
 9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,589,324 shares of Common Stock
------------- ------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*
                                                                          [  ]
------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              38.3%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON

              IN
------------- ------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                                 ----------------------
CUSIP No. 254017 10 6                13G                     Page 4 of 9 Pages
------------------------                                 -----------------------

------------- ------------------------------------------------------------------
 1            NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Alan B. Perper
------------- ------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]

                                                                     (b) [  ]
------------- ------------------------------------------------------------------
 3            SEC USE ONLY


------------- ------------------------------------------------------------------
 4            CITIZENSHIP OR PLACE OF ORGANIZATION

              United States Citizen
------------- ------------------------------------------------------------------
              5     SOLE VOTING POWER

                    1,589,324 shares of Common Stock
 NUMBER OF     ----------------------------------------------------------------
  SHARES       6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           - 0 -
   EACH        -----------------------------------------------------------------
 REPORTING     7    SOLE DISPOSITIVE POWER
PERSON WITH
                    1,589,324 shares of Common Stock
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    -0-
------------- ------------------------------------------------------------------
 9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,589,324 shares of Common Stock
------------- ------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*
                                                                          [  ]
------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              38.3%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON

              IN
------------- ------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                                 ----------------------
CUSIP No. 254017 10 6                13G                     Page 5 of 9 Pages
------------------------                                 -----------------------

------------- ------------------------------------------------------------------
 1            NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              John Ward Rotter
------------- ------------------------------------------------------------------
 2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [  ]

                                                                     (b) [  ]
------------- ------------------------------------------------------------------
 3            SEC USE ONLY


------------- ------------------------------------------------------------------
 4            CITIZENSHIP OR PLACE OF ORGANIZATION

              United States Citizen
------------- ------------------------------------------------------------------
              5     SOLE VOTING POWER

                    1,593,324 shares of Common Stock
 NUMBER OF     ----------------------------------------------------------------
  SHARES       6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           - 0 -
   EACH        -----------------------------------------------------------------
 REPORTING     7    SOLE DISPOSITIVE POWER
PERSON WITH
                    1,593,324 shares of Common Stock
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    -0-
------------- ------------------------------------------------------------------
 9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,593,324 shares of Common Stock
------------- ------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*
                                                                          [  ]
------------- ------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              38.4%
------------- ------------------------------------------------------------------
12            TYPE OF REPORTING PERSON

              IN
------------- ------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

------------------------                                 ----------------------
CUSIP No. 254017 10 6                13G                     Page 6 of 9 Pages
------------------------                                 -----------------------

Item 1(a).  Name of Issuer:
--------------------------
                  Dignity Partners, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:
-----------------------------------------------------------
                  1700 Montgomery Street, Suite 250
                  San Francisco, CA  94111


Item 2(a).  Names of Persons Filing:
-----------------------------------
                  The Echelon Group of Companies, LLC ("Echelon")
                  Bradley N. Rotter
                  Alan B. Perper
                  John Ward Rotter


Item 2(b).  Address of Principal Business Office:
------------------------------------------------
                  The address for each of the reporting persons is:

                  1700 Montgomery Street, Suite 250
                  San Francisco, CA  94111


Item 2(c).  Citizenship:
-----------------------
                  Echelon is a limited liability company organized under the laws of the State of Delaware. Each of Bradley N Rotter, Alan B. Perper and John Ward Rotter is a United States Citizen.


Item 2(d).  Title of Class of Securities:
----------------------------------------
                  Common Stock, $.01 par value


Item 2(e).  CUSIP Number:
------------------------
                  254017 10 6

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check
--------------------------------------------------------------------------------
whether the person filing is a:
------------------------------
                  Not applicable.

------------------------                                 ----------------------
CUSIP No. 254017 10 6                13G                     Page 7 of 9 Pages
------------------------                                 -----------------------


Item 4.  Ownership:

                  (a)      Amount Beneficially Owned
                                Echelon  is the record  holder of  1,589,324
                                shares of Common  Stock.  Bradley N. Rotter,
                                Alan  B.   Perper   and  John  Ward   Rotter
                                constitute  all of the  members  of  Echelon
                                and,   as  such,   may  be  deemed  to  have
                                beneficial ownership of the shares of Common
                                Stock  held of  record by  Echelon.  Each of
                                Bradley N.  Rotter,  Alan B. Perper and John
                                Ward Rotter disclaims  beneficial  ownership
                                of the  shares  held of record  by  Echelon,
                                except  to  the  extent  of  his  respective
                                interest  in  Echelon.  John Ward Rotter may
                                also be deemed to be the beneficial owner of
                                shares of Common  Stock  subject  to a stock
                                option  which was  granted to his spouse and
                                which vests with  respect to 4,000 shares of
                                Common  Stock  (the   "Option   Shares")  on
                                February 14, 1997, but disclaims beneficial ownership of these shares.

                  (b)      Percent of Class
                                For  Echelon,  Bradley N. Rotter and Alan B.
                                Perper, 38.3%, based on the number of shares outstanding as of December 31, 1996. For John Ward Rotter, 38.4% based on the number of shares outstanding as of December 31, 1996 and the Option Shares.

                  (c)      Number of shares as to which such person has:

                                (i)  sole power to vote or to direct the vote:

                                     Echelon has sole power to vote or to
                                     direct  the  vote  of the  1,589,324
                                     shares  of  Common   Stock  held  of
                                     record by it.

                                (ii) shared power to vote or to direct the vote:

                                     As  members of  Echelon,  Bradley N.
                                     Rotter, Alan B. Perper and John Ward
                                     Rotter may be deemed to share voting
                                     power with respect to the  1,589,324
                                     shares  of  Common   Stock  held  of
                                     record by Echelon.  John Ward Rotter
                                     also may be deemed  to share  voting
                                     power  with  respect  to the  Option
                                     Shares.

                                (iii)sole power to dispose or to direct the
                                     disposition of:

                                     Echelon has sole  dispositive  power
                                     with respect to the 1,589,324 shares
                                     of Common Stock held by it.

                                (iv) shared power to dispose or to direct the
                                     disposition of:

                                     As  members of  Echelon,  Bradley N.
                                     Rotter, Alan B. Perper and John Ward
                                     Rotter   may  be   deemed  to  share
                                     dispositive  power  with  respect to
                                     the 1,593,324 shares of Common Stock
                                     held of record by Echelon. John Ward
                                     Rotter  also may be  deemed to share
                                     dispositive  power  with  respect to
                                     the Option Shares.

------------------------                                 ----------------------
CUSIP No. 254017 10 6                13G                     Page 8 of 9 Pages
------------------------                                 -----------------------

Item 5.  Ownership of Five Percent or Less of a Class:
-----------------------------------------------------
                  Not applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
------------------------------------------------------------------------
                  Not applicable


Item 7.  Identification  and  Classification  of the Subsidiary which Acquired
------------------------------------------------------------------------------
the Security Being Reported on By the Parent Holding Company:
------------------------------------------------------------
                  Not applicable


Item 8.  Identification and Classification of Members of the Group:
------------------------------------------------------------------
                  Not applicable.


Item 9.  Notice of Dissolution of Group:
---------------------------------------
                  Not applicable


Item 10.  Certification:
-----------------------
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

------------------------                                 ----------------------
CUSIP No. 254017 10 6                13G                     Page 9 of 9 Pages
------------------------                                 -----------------------



                                    SIGNATURE


                  After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 1997


                                 THE ECHELON GROUP OF COMPANIES, L.L.C.


                                 /s/Bradley N. Rotter
                                 ------------------------------------------
                                 By: Bradley N. Rotter, its Managing Member



                                 /s/Bradley N. Rotter
                                 ------------------------------------------
                                 Bradley N. Rotter



                                 /s/Alan B. Perper
                                 ------------------------------------------
                                 Alan B. Perper



                                 /s/John Ward Rotter
                                 ------------------------------------------
                                 John Ward Rotter